October -3-2011

Chief Kojo Aidoo

BAYCHESTER PETROLEUM LIMITED

TEMA Ghana

Re:       Exclusive Business Partner and Advisory Agreement

Dear Chief Kojo Aidoo:

The purpose of this letter agreement (the "Agreement") is to confirm and set forth the terms and conditions of this exclusive engagement of BAYCHESTER Petroleum, a GHANAIAN limited company (the "Partner"), by Eos Petro, Inc., a Delaware corporation (the "Company"), to exclusively render oil and gas Strategic Partner Services to the Company for the purpose of assisting the Company’s growth and development in the AFRICA REGION ESPECIALLY THE West Africa region.

The Company also desires Partner to establish commercial and strategic partnerships and joint venture relationships. The services rendered by Partner, to the Company, shall be subject to the following terms and conditions:

For the purposes of this Agreement, "Strategic Partner Services" is defined as :

(i)	making itself reasonably available for consultation on such business matters as may be determined by the Company's Chief Executive Officer ("CEO") and Chairman ("Chairman");

(ii)	advising the Company on strategic partnerships;

(iii)	assisting Company in the acquisitions of onshore and offshore concessions

(iv)	assisting the Company in developing a business and/or strategic plan;

(v)	assisting the Company in heightening investor awareness of the Company by introducing the Company's management to: various related corporations in the region and strategic partners.; members of the media such as Broadcasting Channels in each region ; stock brokers; and "sell side" analysts, as appropriate; and

(vi)	utilizing Partners network of contacts to introduce the Company to potential board members, advisers, technical and managerial employees and consultants.

This Agreement shall have an initial term beginning on the date of the signing of this agreement, hereof and ending two years from the date hereof.

1.          Engagement. The Company hereby engages Partner to act on an exclusive basis as its lead business and strategic Partner and on a best efforts basis upon the terms and conditions set forth in this Agreement. Partner accepts this engagement. During the terms of its engagement, Partner will consult with the Company in developing business plans, marketing plans, strategic models and strategic strategies. The Partner will assist the Company in organizing its due diligence materials, preparing Company presentations and making the Company’s material information available to appropriate parties. Appropriate parties are, but not limited to, potential underwriters, merger and acquisition candidates, commercial and strategic partnerships and joint venture relationships. Partner may perform other services as agreed by the parties. The parties agree that Partner is not a registered broker/dealer and Partner will not be required to engage in the offer or sale of securities on behalf of the Company. While Partner has relationships and contacts with various investors, broker/dealers, underwriters, and investment funds, Partner’s participation in the offer or sale of the Company’s securities shall be limited to that of a Partner to the Company and as a "finder" of investors, broker/dealers and funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company’s securities shall be handled by the Company or by one or more FINRA member firms engaged by the Company.

2.          Compensation to the Partner.

(a)          Compensation for Services. The Company will compensate Partner as follows:

(i)          the Company will pay Partner a monthly fee of $10,000 plus will provide additional funding for travel expenses and business entertainment for partner conducting advisory work of EOS on a preapproved basis by the company and further working capital when EOS Atlantic Ltd. Officially open offices In Ghana. The first monthly fee to partner is due on the date of the closing of the merger and on the first day of each of the next twenty four (24) months thereafter;

(ii)         the Company will grant Business Partner common stock of EOS Petro inc. (the parent company) to acquire 5,000,000 shares of its common stock at $.001 per share; the purchase of these common shares shall be subject to the following events: In the event that EOS Atlantic or Plethora Partners is granted a concession from the parliament of Ghana on one or both of the blocks that applications were submitted with GNPC on their behalf and or a concession from another Government in the Sub Region of West Africa as defined in paragraph 1 and 2 in this agreement then BAYCHESTER will immediately be granted the shares. The granted purchased shares shall be in substantially the form attached as Exhibit A (the "Shares"). The shares shall carry piggy back registration rights. If the Company is a fully reporting company, the Company will take any and all actions necessary to include the shares in the registration statement. ;

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(iii)        in the event the Company merges into or is otherwise acquired by a public company (a "Public Company"), the Company shall cause the Public Company to assume this agreement and the obligations; and

(iv)        all Shares and Warrants, including the shares of the common stock of the Public Company underlying the Warrants, shall be issued pursuant to the requirements of Rule 701 of the Securities & Exchange Commission.

(b)          Business Arrangement. In the event the Company consummates a Business Arrangement, as a result of Partner’s introduction or contact, Partner shall be entitled to a Bonus fee (a "Bonus Fee") at the discretion of only the Chief Executive Officer of the Parent Company.

(d)          Reimbursement of Expenses. The Company agrees to pay all reasonable out-of-pocket expenses, including legal fees, travel expenses, and other business related disbursements, incurred by Partner in acting on the Company’s behalf at the request of the Company. The Company consents to a due diligence trip for the Partner's analysis.

(e)          Compensation under Rule 701. The Company acknowledges and agrees that all compensation received by Partner pursuant to this Agreement shall be in consideration Partner’s consulting and advisory services. It is further acknowledged and agreed that no compensation was paid to Partner in connection with the offer and sale of securities in a capital-raising transaction and that no compensation is subject to the consummation of any transactions. In addition, the Company acknowledges and agrees that this agreement constitutes a written contract relative to the compensation of Partner pursuant to the requirements of Rule 701 of the Securities & Exchange Commission.

3.          Obligations of the Company.

(a)          Corporate Authorization. The Company agrees to take all necessary and appropriate steps to authorize all actions required by this Agreement.

(b)          Furnishing of Information. The Company will furnish to Partner all information Partner may reasonably request to facilitate Partner’s performance of Partner services, including, but not limited to, access to company facilities, members of the management, and copies of management reports, budgets and the like.

4.          Representations and Warranties of the Company. The Company represents and warrants that any information furnished to Partner for use in any business plans, marketing plans, strategic models or strategies, and/or Business Arrangement(s), to the best of the Company's knowledge and belief will contain no untrue statement of any material fact nor omit any material fact which would make the information misleading. The Company further warrants that if the circumstances relating to information or documents furnished to Partner change at any time, the Company will inform Partner promptly of the changes and immediately deliver to Partner documents or information necessary to ensure the continued accuracy and completeness of all information and documents.

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5.          Representations and Warranties of Partner. Partner represents to the Company that it will not, to the best of Partner’s officers’ knowledge and belief, make any untrue statement of material fact. Partner further represents and warrants to the Company that, to the best of Partner’s officers’ knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its’ Partnery services will be conducted in compliance with all applicable state and federal laws. Further Partner shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws.

6.          Review and Approval of Documentation. The Company shall have the right to review and approve, prior to distribution, the content of any business or marketing plans, strategic models or strategies, funding strategies or disclosure or offering documents prepared by Partner.

7.          Cooperation of Parties. The Company and its counsel shall cooperate with Partner and its counsel with respect to the preparation of any due diligence investigation of the Company. In addition, the Company shall cooperated with Partner in preparing any Company business plans, marketing plans, strategic models and strategies, and any other related documentation, as may be required in the rendering of Partnery services to the Company.

8.          No Obligation to Consummate Transactions. The Company shall not be obligated to enter into any Business Arrangement presented to it by Partner. Partner shall have no authority to make any representations on behalf of the Company or to otherwise bind the Company. If the Company elects to consummate a transaction presented to it by or as a result of the efforts of Partner, the final terms of the transaction shall be subject to negotiation by the Company and its legal counsel. The parties understand and acknowledge that neither party has represented to or assured the other that a Business Arrangement will actually be entered into as a result of Partner’s services hereunder.

9.          Indemnification of Partner. The Company agrees to indemnify and hold the Partner and each of its affiliates, directors, officers, employees, agents and any person controlling a person or entity (hereinafter "Indemnified Person") harmless against any losses, actions, proceedings, claims, damages, liabilities, whether joint or several, arising under any statute, common law, or otherwise, which arises in connection with or based upon any document or representation provided by the Company or transaction entered into by the Company contemplated by this Agreement. The Indemnified Person shall be entitled to reimbursement of any travel, legal or other out-of-pocket expenses reasonably incurred by the Indemnified Person. This indemnification shall include any amounts paid in settlement, if such settlement is effected with the written consent of the Company. The foregoing indemnity shall be in addition to any other rights which an Indemnified Person may have at common law or otherwise.

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10.         Term and Termination of Agreement. This Agreement shall remain in full force and effect for a term of 2 years. During the term of this Agreement, Partner shall be the lead strategic Partner to the Company. The Company agrees not to enter into any similar or like agreement with any other party in relation to the West African Region during this period without the prior written consent of Partner. The indemnity provisions set forth paragraph 9, shall survive any termination of this Agreement.

11.         Compliance with Rule 701. The Company shall use its best efforts to ensure that all offers and sales of equity securities to Partner, shall comply with Rule 701 of the Securities & Exchange Commission. The Company will cooperate with Partner in taking all action necessary or required to ensure that these securities are entitled to the benefits of Rule 701. Further, the Company will not cause or permit the sale of securities, of the Company, in such a manner as to restrict or prevent the sale or transfer of those securities of the Company held by Partner.

12.         Rights of Parties. Partner shall be entitled to assign all of its rights and obligations hereunder to a designee reasonably acceptable to the Company. An assignment shall be effective upon the execution by the assignee of a counterpart of this Agreement. Upon assignment, the term "Partner", as used herein, shall refer to the assignee. Except as otherwise provided above, no party shall be entitled to transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and assigns.

13.         Legal Counsel: Waiver of Conflict of Interest. The parties have had the opportunity to review the terms of this Agreement with their legal counsel and have either obtained the advice of legal or do hereby expressly waive their right to seek such legal counsel in connection with this transaction.

14.         Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California..

15.         Attorneys’ Fees. Should it become necessary to enforce any provision of this Agreement the prevailing party shall be entitled to recover fees and costs including but not limited to reasonable attorneys’ fees.

16.         Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, representations and statements, if any, whether oral or written. No modification of this Agreement shall be valid or binding unless in writing and signed by both parties.

17.         Headings. The headings used in this Agreement have been inserted for convenience only and are not to be considered in construing the meaning of the Agreement.

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If the foregoing is in accordance with the Company’s understanding, please sign and return the enclosed copy of this letter, whereupon this Agreement shall constitute a binding agreement between the Company and Partner.

This Business Strategic Partner Agreement is acknowledged and agreed to by the undersigned as of this 3 day of October , 2011. NON-CIRCUMVENTION.

Each party agrees that for a period of four (2) years from the effective date it will not circumvent this agreement by contacting, for the purpose of initiating a business relationship that excludes the other party, in any way any party introduced to it by the other party related to the purpose, without the prior written consent of that party, which written consent may be in the form of letter, fax, scanned document or email and  Unless a party is given prior written authorization, the parties agree to pay the injured party a commission of three (1.5%) percent of all revenues gained from the business  in violation of any of the foregoing, and such commission shall be due and payable within thirty (30) days after the revenue has been earned by that party.

SIGNATURES NEXT PAGE

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Eos Petro, Inc.

By:	/s/ Michael Finch

Michael J. Finch

Chief Executive Officer

This Business Strategic Partner Agreement is acknowledged and agreed to by the undersigned as of this 3 day of October, 2011.

BAYCHESTER PETROLEUM LTD.

By:	/s/ Kojo Aidoo

Kojo Aidoo

Chief Executive Officer

EOS ATLANTIC OIL& GAS, LTD

By:	/s/ Michael Finch

Michael J. Finch

Chief Executive Officer

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